EXHIBIT 11 — COMPUTATION OF EARNINGS PER SHARE

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2006	2005	2006	2005
Basic Numerator:
Income before discontinued operations	$480,173	$452,183	$185,871	$171,830
Income (loss) from discontinued operations, net	—	21,906	—	33,645

Net income	480,173	474,089	185,871	205,475
Diluted Numerator:

Effect of dilutive securities — none	—	—	—	—

Numerator for income before discontinued operations — diluted	$480,173	$452,183	$185,871	$171,830
Numerator for discontinued operations, net — diluted	—	21,906	—	33,645

Net income — diluted	480,173	474,089	185,871	205,475
Denominator:

Weighted average common shares — basic	503,903	548,464	492,714	542,152

Effect of dilutive securities:
Stock options and restricted stock	823	1,312	864	1,323

Denominator for net income per common share — diluted	504,726	549,776	493,578	543,475

Net income (loss) per common share:
Income before discontinued operations — basic	$.95	$.82	$.38	$.32
Loss from discontinued operations, net — basic	—	.04	—	.06

Basic	$.95	$.86	$.38	$.38

Income before discontinued operations — diluted	$.95	$.82	$.38	$.32
Loss from discontinued operations, net — diluted	—	.04	—	.06

Diluted	$.95	$.86	$.38	$.38